Exhibit 10.2

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into this 27th day of January 2004, by and between Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”), Fidelity Information Services, Inc., an Arkansas corporation (“FIS”) and their respective successors and assigns (hereinafter collectively referred to as “Company”) and Frank R. Sanchez, an individual (“Employee”).

R E C I T A L S

WHEREAS, Fidelity National Financial, Inc., a Delaware corporation (“FNF”) and the parent of FIS, and the Company have entered into that certain Merger Agreement, dated as of January 27, 2004 (the “Merger Agreement”), pursuant to which FIS will acquire all of the capital stock of the Company;

WHEREAS, a condition to close the transactions contemplated by the Merger Agreement is the execution of this Agreement by and between the Company and Employee; and

WHEREAS, the Company is in the business of developing and marketing scalable and integrated software and services that provide banking, customer integration, wealth management and outsourcing solutions for the banking industry (“Company’s Business”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending to be legally bound, hereby agree as follows.

A G R E E M E N T

1.                                       Term.  The term of this Agreement shall commence on the date the transaction contemplated by the Merger Agreement is consummated (the “Commencement Date”).

2.                                       Compensation for Non-Competition and Non-Solicitation.  If Employee’s employment with the Company terminates for any reason after the Commencement Date, other than death or total and permanent disability, the Company shall pay Employee payments for Employee’s non-competition and non-solicitation agreement set forth in Section 3, of $1,000,000, payable over the two-year period following such termination of employment, in substantially equal installments on a regular basis commencing with the payroll date next following Employee’s termination of employment, in accordance with the Company’s generally applicable payroll procedures and policies, as established from time to time; provided that, upon 90 days’ prior written notice to Employee, the Company may cease making further installment payments to Employee, but only if the Company, in accordance with Section 4.2, waives all of Employee’s remaining obligations under the Agreement, effective no later than the date installment payments cease.

3.                                       Non-Competition and Non-Solicitation.  Unless Employee receives the Company’s advance written waiver as described in Section 4.2 below, if Employee’s employment with the Company terminates for any reason other than death or total and permanent disability after the Commencement Date, for a period of two (2) years after the termination of Employee’s employment with the Company, Employee shall not, either directly or indirectly through a third party, either on Employee’s own behalf or on behalf of another person, engage in or assist others in the following activities:

3.1                                 Soliciting, recruiting or hiring to work, any person employed by the Company or employed by the Company at any time during the twelve (12) months immediately prior to Employee’s termination of employment with the Company;

3.2                                 Soliciting, diverting or appropriating any business which competes with the Company’s Business from any of the Company’s Customers or Prospective Customers with which Employee has had Material Contact during Employee’s employment with the Company.  For the purposes of this provision, “Material Contact” shall mean:  (i) contact between Employee and each Customer or Prospective Customer in an effort to further the Company’s Business; or (ii) supervision/management of contact between subordinate employees and each Customer or Prospective Customer.  For purposes of this provision, “Customers” shall mean persons either currently doing business with the Company or to which the Company provided services during the twelve (12) month period prior to Employee’s termination of employment from the Company, and “Prospective Customers” shall mean specific persons from which the Company has actively solicited business within the six (6) month period prior to Employee’s termination of employment from the Company.

3.3                                 Entering into, engaging in, being employed by, or consulting for, any person which competes with the Company’s Business, in a capacity performing functions similar to those performed by Employee for the Company in any country where the Company conducts business.  This provision shall not restrict Employee from owning a passive investment interest of less than 5% of the outstanding equity ownership or shares in an organization represented by securities publicly traded on a recognized national securities exchange or the NASDAQ National Market System.

4.                                       Remedies for Breach of Restrictive Covenants.

4.1                                 The parties to this Agreement recognize that irreparable harm would result from any breach by Employee of Section 3 of this Agreement and that monetary damages alone would not provide adequate relief for any such breach.  Accordingly, in addition to any other remedy which may be available to the Company, if Employee breaches a restrictive covenant in this Agreement, the parties acknowledge that injunctive relief in favor of the Company is proper.

4.2                                 A waiver of any of Employee’s obligations under this Agreement shall be ineffective unless it is set forth in writing and signed by the Chairman of the Board of FIS.

4.3                                 If a court of competent jurisdiction determines that any of the restrictions in this Agreement are overbroad, the parties agree that such term shall be deemed modified to permit enforcement to the maximum extent allowed by law.

4.4                                 If Employee breaches a covenant containing a specified term, the term shall be extended by the period of time between Employee’s termination of employment with the Company and the date a court of competent jurisdiction enters an injunction restraining further breach of the covenant.

5.                                       Successors.  The Company’s rights and obligations under this Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns.  Any successor or assignee of the Company is authorized to enforce the restrictive covenants herein as if the name of such successor or assignee replaced the Company throughout this Agreement.  This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Employee should die while any amounts are still payable to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.

6.                                       Miscellaneous.

6.1                                 Governing Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

6.2                                 Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings with respect to such subject matter (including any prior agreements between Employee and the Company), which prior agreements are hereby null and void and of no further effect.  The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.  The recitals set forth herein are true and correct and hereby made a representations under this Agreement.

6.3                                 Withholding Taxes.  The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

6.4                                 Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Employee and by the Chairman of the Board of FIS.

6.5                                 No Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by Employee or by the Chairman of the Board of FIS, as applicable.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

6.6                                 Severability.  Subject to Section 4.3, to the extent any provision(s) of this Agreement is found to be invalid or unenforceable, the remainder of such provision(s) and of this Agreement shall be unaffected and shall continue in full force and effect.

6.7                                 Counterpart Execution.  This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

Frank R. Sanchez

/s/ Frank R. Sanchez

Sanchez Computer Associates, Inc.

By:	/s/ Michael A. Sanchez
Its:	Chairman

Fidelity Information Services, Inc.

By:	/s/ William P. Foley, II
Its:	Chairman and Chief Executive Officer